EXHIBIT 99.1



                EQUITY INNS ANNOUNCES FIRST QUARTER 2004 RESULTS



          ***************************Highlights****************************
- Adjusted Funds From Operations of $0.13 Per Diluted Share Meets Analysts' Consensus Estimate and Increases 18% over First Quarter 2003
-  Company Continues to Upgrade Hotel Portfolio
-  Balance Sheet Remains Strong
-  Company Reiterates Full Year 2004 Financial Guidance

GERMANTOWN, Tenn., May 6, 2004 -- Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced its results for the first quarter ended March 31, 2004.

Net loss to common shareholders for the first quarter 2004 was $4.1 million, or $0.10 per diluted share, compared to a net loss of $1.7 million, or $0.04 per diluted share in the first quarter 2003. The Company reported a net loss from continuing operations for the first quarter 2004 of $1.8 million, as compared to a net loss from continuing operations of $1.4 million in the prior year quarter. Net loss to common shareholders and net loss from continuing operations in the first quarter 2003 included a $2.3 million deferred income tax benefit. At year end 2003, the Company discontinued recording a deferred income tax benefit.

Financial Highlights for the First Quarter 2004:

Adjusted funds from operations (AFFO) for the first quarter 2004 increased 18% to $5.6 million, or $0.13 per diluted share, versus AFFO of $4.6 million, or $0.11 per diluted share, for the first quarter 2003. Equity Inns' first quarter AFFO increase stems primarily from hotel revenue increases and hotel operating profit increases compared to the prior-year period. There are no differences between AFFO and FFO for the first quarter 2004. Adjusted EBITDA was $14.6 million in the first quarter 2004 versus $14.1 million in the same period last year.

First quarter 2004 hotel room revenue was $51.9 million, an increase of 4.4% from $49.7 million in the first quarter 2003. The improvement was principally driven by a hotel portfolio revenue per available room (RevPAR) increase of 2.4%. The Company also benefited from approximately $500,000 in additional revenue due to the leap year effect, as well as approximately $635,000 in incremental revenue through the completion of two acquisitions in the first quarter 2004. The revenue improvement primarily resulted from a 60 basis point gain in the Company's occupancy rate to 63.2%, and the average daily rate (ADR) growing 1.5% to $77.89, compared to $76.73 in the first quarter 2003. Equity Inns' RevPAR improved throughout the quarter. RevPAR declined 0.2% from a year ago in January, before climbing 0.5% and 6.2% in February and March, respectively, compared to the same periods a year-ago.

Phillip H. McNeill, Sr., Chief Executive Officer, stated, "We are pleased to have delivered solid first quarter results that exceeded our own expectations. During the industry slowdown the past three years, we sought to strategically increase occupancy share in our individual hotel markets while maintaining our RevPAR premiums. We believed that by concentrating on occupancy, we could minimize our downside during challenging economic times, while positioning our hotels to grow ADR as the economy recovers. We were gratified to see that with improved industry conditions in the first quarter, we were able to not only increase RevPAR, occupancy and ADR, but also raise ADR to a level higher than the first quarter 2000, which was an industry peak prior to the latest industry downturn."

Mr. McNeill added, "Most of our brands delivered flat to increased RevPAR trends in the first quarter. Our Marriott Courtyards increased RevPAR by 11.1%, while our Homewood Suites, Holiday Inns and Comfort Inns all had RevPAR growth in excess of 6% for the quarter over the first quarter 2003. Furthermore, Equity Inns' AmeriSuites increased its ADR 3.3% but resulted in a RevPAR decline of less than 1%. The ADR improvement was driven primarily by the brand's ongoing effort to capture new leisure business through both an intensified sales effort and selective selling via discounted internet channels. According to Smith Travel Research, we achieved a 14% RevPAR premium over our competitors year-to-date."

While Equity Inns' positive RevPAR performance for the quarter was the primary driver of its AFFO results, it was offset by a $1.1 million increase in the Company's hotel operating expenses. The increase in quarterly operating expenses stemmed primarily from approximately $590,000 in payroll and related benefits, $285,000 in incremental expenses related to new acquisitions, $200,000 in related franchise fees and $150,000 in utility costs, which were partially offset by an approximately $300,000 reduction in insurance premiums and real estate taxes.

As compared to the same quarter of the prior year, total hotel revenue increased $2.3 million and the gross operating margin increased 20 basis points to 37.2% versus 37.0%. GOP margin is defined as hotel revenues minus hotel operating costs, before property taxes, insurance and management fees, divided by hotel revenues.

Howard A. Silver, President and Chief Operating Officer stated, "We are pleased that Equity Inns' focus on driving hotel performance and controlling our expenses enabled us to improve our sales and GOP margin in the first quarter. While Smith Travel Research first quarter data shows that the overall industry experienced higher increases in RevPAR (+7.7%) than Equity Inns, this was expected, as our diverse hotel portfolio enabled us to outperform the industry through the latest downturn. Thus, the industry is up against easier comparisons than Equity Inns for this year. This does not, however, suggest that we are complacent with our results. We will continue to pursue strategic acquisitions that update our portfolio with quality assets. In addition, we will focus on driving hotel performance, while continuing to bear down on costs to further enhance our margins."

Capital Structure:

On March 31, 2004, Equity Inns had $347.8 million of long-term debt outstanding, which included $69.5 million drawn under its $110 million line of credit. The weighted average rate and life of the Company's debt was 7.5% and five years, respectively. The total debt represented 37.1% of the cost of hotels. Fixed rate debt, including interest rate swaps, amounted to 91% of total debt.

Mr. Silver stated, "Our total debt-to-hotel costs remains near a five-year low, despite the completion of two acquisitions in the first quarter 2004. We will remain vigilant in maintaining the right capital structure, which affords us the ability to add new hotels to the Company's portfolio and preserve our strong balance sheet."

Dividend:

The level of Equity Inns' common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends. For the first quarter 2004, Equity Inns paid a $0.13 common dividend per share and $0.546875 preferred dividend per share. The cash available for distribution (CAD) payout ratio was 86% for the twelve-month period ending March 31, 2004.

Additional First Quarter Events:

     Equity Inns awarded three management contracts to Innkeepers Hospitality for the management of three Residence Inns in Princeton, New Jersey, Tinton Falls, New Jersey and Burlington, Vermont. Additionally, the Company awarded a Holiday Inn management contract in Winston-Salem, North Carolina to Wright Hospitality. Awarding management contracts of these four hotels to two of Equity Inns' current management companies with a strong operating history should have long-term positive benefits.

     Equity Inns completed the purchase of a Marriott Courtyard Hotel in Tallahassee, Florida, and a Residence Inn in Tampa, Florida, which were part of the group of acquisitions from the McKibbon Group, Inc. previously announced in October 2003. Both of these hotels are less than five years old.

     Equity Inns signed a definitive agreement to acquire five additional Marriott properties from McKibbon Hotel Group, Inc. The properties include two Marriott Courtyards in Asheville, North Carolina and Athens, Georgia, and three Residence Inns by Marriott in Chattanooga, Tennessee, Knoxville, Tennessee and Savannah, Georgia. These properties have an average age of seven years.

     Equity Inns divested three exterior corridor hotels: two Hampton Inns in Florida and one Comfort Inn in Texas. These hotels have an average age of 17 years.

Recent Events:

     On April 7, 2004, the Company issued 2.4 million shares of common stock, resulting in net proceeds of approximately $21.4 million. The proceeds will be used to fund $16 million in previously announced acquisitions, with the remainder used to reduce debt on the Company's $110 million line of credit.

     On April 29, 2004, Equity Inns completed the acquisitions of a Residence Inn in Tallahassee, Florida and a Marriott Courtyard in Gainesville, Florida, which were the final two of four acquisitions previously announced in October 2003.

Mr. Silver concluded, "We have been focused on upgrading our hotel portfolio by simultaneously acquiring and divesting hotels that will drive our portfolio mix toward newer, higher-end properties in growing markets. Year-to-date, we have closed four of the nine acquisitions that we have announced since October 2003 and are on track to complete all these transactions before the end of the second quarter, as expected. We are actively evaluating additional properties than can further improve our mix, though we will proceed in a disciplined manner that will enable us to maintain a strong capital structure."

2004 Guidance:

Based upon expectations for improvement in the upscale and mid-scale lodging sectors, recent acquisitions and divestitures, along with planned expense increases for this year, the Company now expects 2004 EBITDA will be in the range of $73 million to $77 million and RevPAR increases will be in the range of 2.0% to 4.5%. The Company is currently anticipating 2004 capital expenditures of approximately $17 million. Anticipated increases in expenses will be mainly driven by costs associated with payroll and benefits, technological improvements and new brand related standards at the hotel level.

As a result of these assumptions, management expects 2004 AFFO to be in the range of $0.76 to $0.85 per diluted share, and net loss per share to be in the range of ($0.11) to $0.00. While the announced acquisitions are expected to be accretive to AFFO on a full-year pro forma basis, given the timing of completing these transactions before the end of the second quarter, management estimates that these acquisitions will have minimal effect on 2004 AFFO.

In addition, Equity Inns expects that its remaining 2004 quarterly results will contribute to full year AFFO in the following manner: 33% in the second quarter, 36% in the third quarter and 17% in the fourth quarter. As such, AFFO is expected to be in the range of $0.25 to $0.28 in the second quarter 2004.

Conference Call:

Equity Inns will hold a conference call and webcast to discuss the Company's first quarter 2004 after the market close on Thursday, May 6, 2004, at 4:30 p.m. (Eastern Time). Interested investors and other parties may listen to the conference call by dialing dialing (877) 691-0878 or for international participants (973) 582-2741. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.equityinns.com and selecting the microphone icon.

A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for seven days following the call, through Thursday, May 13, 2004, by dialing (877) 519-4471, or (973) 341-3080 for international participants. The pass code is 4581156.

Certain matters discussed in this press release include "forward-looking statements" within the meaning of the federal securities laws. The words "anticipate, believe, estimate, expect, intend, will," and similar expressions, as they relate to us, are intended to identify forward-looking statements, which include without limitation statements concerning our outlook for the hotel industry, acquisition and disposition plans for our hotels, our dividend policy and guidance on fiscal year 2004 EBITDA, RevPAR, capital expenditures and AFFO and AFFO per share. Such statements are based on current expectations, estimates, and projections about the industry and markets in which the Company operates, as well as management's beliefs and assumptions and information currently available to us. Forward-looking statements are not guarantees of future performance and involve numerous risks and uncertainties which may cause the Company's actual financial condition, results of operation and performance to be materially different from the results of expectations expressed or implied by such statements. General economic conditions, including the timing and magnitude of any recovery in the hospitality industry, future acts of terrorism or war, risks associated with the hotel and hospitality business, the availability of capital, and numerous other factors, may affect the Company's future results, performance and achievements. These risks and uncertainties are described in greater detail in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. Although we believe our current expectations to be based upon reasonable assumptions, we can give no assurance that our expectations will be attained or that actual results will not differ materially.

Notes to Financial Information

The Company operates as a self-managed and self-administered real estate investment trust, or REIT. Readers are encouraged to find further detail regarding Equity Inns organizational structure in its annual report on Form 10-K.

Non-GAAP Financial Measures

Included in this press release are certain "non-GAAP financial measures," which are measures of the Company's historical or future financial performance that are different from measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, within the meaning of applicable SEC rules. These include: (i) Funds From Operations (ii) Adjusted Funds From Operations, (iii) EBITDA, (iv) Adjusted EBITDA, (v) Cash Available for Distribution (CAD) and (vi) CAD Payout Ratio. The following discussion defines these terms, which the Company believes can be useful measures of its performance.

FFO

The National Association of Real Estate Investment Trusts, or NAREIT, defines Funds From Operations, or FFO, as net income (loss) applicable to common shareholders excluding gains (or losses) from sales of real estate, the cumulative effect of changes in accounting principles, real estate-related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented on a per share basis after making adjustments for the effects of dilutive securities. Equity Inns uses FFO per share as a measure of performance to adjust for certain non-cash expenses such as depreciation and amortization because historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time.

Because real estate values have historically risen or fallen with market conditions, many industry investors have considered presentation of operating results for real estate companies that use historical cost accounting to be less informative. NAREIT adopted the definition of FFO in order to promote an industry-wide standard measure of REIT operating performance. Accordingly, as a member of NAREIT, Equity Inns adopted FFO as a measure to evaluate performance and facilitate comparisons between the Company and other REITs, although FFO and FFO per share may not be comparable to those measures reported by other companies.

Adjusted Funds From Operations

Equity Inns further adjusts FFO for losses on impairment of hotels held for sale, original issuance cost of redeemed Series A preferred stock, the Company's non-cash deferred income tax valuation allowance and deferred income tax benefits. We refer to this as Adjusted Funds from Operations, or AFFO. The Company's computation of AFFO and AFFO per diluted share is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company. The Company uses AFFO because it believes that this measure provides investors a useful and more accurate indicator of the operating performance of the Company's hotels by adjusting for the effects of certain non-cash items arising from the Company's financing activities, tax reporting and impairment charges on hotels held for sale. In addition to being used by management in the annual budget process, AFFO per share is also used by the Compensation Committee of the Board of Directors as one of the criteria for performance-based compensation.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization, or EBITDA, is a commonly used measure of performance in many industries which the Company believes provides useful information to investors regarding its results of operations. EBITDA helps Equity Inns and its investors evaluate the ongoing operating performance of its properties and facilitates comparisons with other lodging REITs, hotel owners who are not REITs, and other capital-intensive companies. The Company uses EBITDA to provide a baseline when evaluating hotel results.

The Company also uses EBITDA as one measure in determining the value of acquisitions and dispositions and, like FFO, it is also used by management in the annual budget process.

Adjusted EBITDA

The Company has historically adjusted EBITDA when evaluating its performance because management believes that the exclusion of certain non-recurring items described below is necessary to provide the most accurate measure of the performance of its hotels and reflects the ongoing value of the Company as a whole. Therefore, the Company modifies EBITDA and refers to this measure as Adjusted EBITDA.

The Company further adjusts EBITDA to exclude the effect of the gains and losses recorded on the disposition of assets, the loss on impairment of hotels held for sale and minority interests because it believes that including them in EBITDA is not consistent with reflecting the ongoing performance of the remaining assets.

Cash available for distribution (CAD)

Cash available for distribution (CAD) is defined as AFFO, adjusted for certain amortization and recurring capital expenditures equal to four percent of hotel room revenue from continuing operations. The Company computes the CAD ("Cash Available for Distribution") Payout Ratio by dividing common dividends per share and units paid over the last twelve months by trailing twelve-month CAD per share for the same period. The Company believes the CAD Payout Ratio also helps improve its equity holders' ability to understand its ability to make distributions to its shareholders.

FFO, AFFO, FFO per Share, AFFO per Share, EBITDA, Adjusted EBITDA, CAD, and CAD Payout Ratio presented, may not be comparable to measures calculated by other companies and may not be helpful to investors when comparing Equity Inns to non-REITs. This information should not be considered as an alternative to net income, income from operations, cash from operations, or any other operating performance measure prescribed by GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA and Adjusted EBITDA purposes) and other items have been and will be incurred and are not reflected in the EBITDA, Adjusted EBITDA and FFO per share presentations. Equity Inns' statement of operations and cash flows include disclosure of its interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating the Company's performance, as well as the usefulness of its non-GAAP financial measures. Additionally, FFO per share, AFFO per share, EBITDA and Adjusted EBITDA should not be considered as a measure of the Company's liquidity or indicative of funds available to fund its cash needs, including the Company's ability to make cash distributions. In addition, FFO per share and AFFO per share do not measure, and should not be used as measures of, amounts that accrue directly to shareholders' benefit.

Hotel Operating Statistics

The Company uses a measure common in the hotel industry to evaluate the operations of its hotel room revenue per available room, or RevPAR. RevPAR is the product of the average daily room rate charged and the average daily occupancy achieved. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the Company's statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported based on a quarter end. This facilitates year-to-year comparisons of hotel results, as each reporting period will be comprised of the same number of days of operations as in the prior year.

About Equity Inns

Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The Company owns 94 hotels with 11,991 rooms located in 34 states. For more information about Equity Inns, visit the Company's Web site at www.equityinns.com.


CONTACT: Equity Inns, Inc.
         Howard Silver, 901/754-7774
                Or
         Integrated Corporate Relations, Inc.
         Brad Cohen, 203/222-9013 ext. 238

                                EQUITY INNS, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)


                                                                      March 31,         December 31,
                                                                        2004               2003
                                                                      ---------         ------------
                                                                     (unaudited)
ASSETS
Investment in hotel properties, net                                   $694,850          $681,478
Assets held for sale                                                         -            10,242
Cash and cash equivalents                                               10,115             8,201
Accounts receivable, net of doubtful
    accounts of $200 and $200, respectively                              6,706             5,069
Notes receivable, net                                                    5,694             4,917
Deferred expenses, net                                                   8,135             8,291
Deposits and other assets, net                                           7,290             6,083
                                                                      --------          --------

       Total assets                                                   $732,790          $724,281
                                                                      ========          ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Long-term debt                                                        $347,838          $329,774
Accounts payable and accrued expenses                                   22,606            22,913
Distributions payable                                                    6,998             6,939
Interest rate swap                                                       1,737               931
Minority interests in Partnership                                        6,859             7,338
                                                                      --------          --------

       Total liabilities                                               386,038           367,895
                                                                      --------          --------

Commitments and Contingencies

Shareholders' equity:
Preferred Stock (Series B), 8.75%, $.01 par value, 10,000,000 shares authorized, 3,450,000 shares issued and outstanding
  ($86,250 aggregate liquidation preference)                            83,524            83,524
Common Stock, $.01 par value, 100,000,000
  shares authorized, 43,792,050 and 43,305,827
  shares issued and outstanding                                            438               433
Additional paid-in capital                                             466,260           463,691
Treasury stock, at cost, 747,600 shares                                 (5,173)           (5,173)
Unearned directors' and officers' compensation                          (1,870)             (123)
Distributions in excess of net earnings                               (194,690)         (185,035)
Unrealized loss on interest rate swap                                   (1,737)             (931)
                                                                      --------          --------

       Total shareholders' equity                                      346,752           356,386
                                                                      --------          --------

Total liabilities and shareholders' equity                            $732,790          $724,281
                                                                      ========          ========

                                EQUITY INNS, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)


                                                                                For the Three Months
                                                                                    Ended March 31,
                                                                             -----------------------------
                                                                              2004                   2003
                                                                             -------               -------
                                                                                     (unaudited)
Revenue:
Room revenue                                                                 $51,892               $49,650
Other hotel revenue                                                            2,585                 2,519
Other revenue                                                                     99                   107
                                                                             -------               -------
    Total revenues                                                            54,576                52,276

Operating expenses:
Direct hotel expenses                                                         31,642                30,352
Other hotel expenses                                                           1,995                 1,912
Depreciation                                                                   9,492                 9,586
Property taxes, rental expense and insurance                                   4,429                 4,725
General and administrative expenses:
    Stock-based or non-cash compensation                                         159                   132
    Other general and administrative expenses                                  2,007                 1,908
                                                                             -------               -------
    Total operating expenses                                                  49,724                48,615
                                                                             -------               -------

Operating income                                                               4,852                 3,661

Interest expense, net                                                          6,740                 7,449
                                                                             -------               -------

Loss from continuing operations
  before minority interest and income taxes                                   (1,888)               (3,788)
Minority interests                                                               107                    49
Deferred income tax benefit                                                        -                 2,342
                                                                             -------               -------
Loss from continuing operations                                               (1,781)               (1,397)

Discontinued operations:
(Loss) gain on sale of hotel properties                                         (320)                1,274
Income (loss) from discontinued operations                                       (97)                   82
                                                                             -------               -------
    Income (loss) from discontinued operations                                  (417)                1,356
                                                                             -------               -------

Net loss                                                                      (2,198)                  (41)


Preferred stock dividends                                                      1,887                 1,633
                                                                             -------               -------

Net loss applicable to common shareholders                                   $(4,085)              $(1,674)
                                                                             =======               =======

Net loss share data:
Basic and diluted income (loss) per share:
Continuing operations                                                        $ (0.09)              $ (0.07)
Discontinued operations                                                        (0.01)                 0.03
                                                                             -------               -------

Net loss per common share                                                    $ (0.10)              $ (0.04)
                                                                             =======               =======

Weighted average number of common
    shares outstanding - basic and diluted                                    42,881                40,513
                                                                             =======               =======

The following reconciliation of net loss to FFO and AFFO, both applicable to common shareholders, and Cash Available for Distribution illustrates the difference in these measures of operating performance (in thousands, except per share and unit data):



                                                           For the Three Months  Ended March 31,
                                                                2004                   2003
                                                              -------                -------
                                                                       (unaudited)

Net loss applicable to common shareholders                    $(4,085)               $(1,674)

Less:
    Loss (gain) on sale of hotel properties                       320                 (1,274)

Add:
    Minority interests                                           (107)                   (49)
    Depreciation                                                9,492                  9,586
    Depreciation from discontinued operations                       -                    368
                                                              -------                -------

Funds From Operations (FFO)                                     5,620                  6,957

Less:
    Deferred income tax benefit                                     -                 (2,342)
                                                              -------                -------

Adjusted Funds from Operations (AFFO)                         $ 5,620                $ 4,615
                                                              =======                =======

Add:
    Amortization of debt issuance costs                           371                    505
    Amortization of deferred expenses
        and unearned compensation                                 204                    179
    Amortization from discontinued operations                       -                      3

Capital reserves                                               (2,076)                (1,985)
                                                              -------                -------

Cash Available for Distribution                               $ 4,119                $ 3,317
                                                              =======                =======

Weighted average number of diluted common
    shares and Partnership units outstanding                   44,003                 41,686
                                                              =======                =======

Funds From Operations per Share and Unit                      $  0.13                $  0.17
                                                              ========               =======

Adjusted Funds From Operations per Share and Unit             $  0.13                $  0.11
                                                              ========               =======

Cash Available for Distribution                               $  0.09                $  0.08
                                                              ========               =======

The following is a reconciliation of net loss to EBITDA and Adjusted EBITDA (in thousands, except per share and unit data):


                                                           For the Three Months  Ended March 31,
                                                                2004                  2003
                                                              -------               -------
                                                                       (unaudited)

Net loss                                                      $(2,198)              $   (41)

Add:
    Depreciation                                                9,492                 9,586
    Depreciation from discontinued operations                       -                   368
    Interest                                                    6,857                 7,449
    Interest from discontinued operations                          19                   177
    Amortization of deferred expenses and
        unearned compensation                                     204                   179
    Amortization from discontinued operations                       -                     3

Less:
    Income tax benefit                                              -                (2,342)
                                                              -------               -------

EBITDA                                                         14,374                15,379

Add:
    Minority interests in partnership                            (107)                  (49)
    Loss (gain) loss on sale of hotel properties                  320                (1,274)
                                                              -------               -------

Adjusted EBITDA                                               $14,587               $14,056
                                                              =======               =======

                                Equity Inns, Inc.
                         First Quarter Hotel Performance
                               All Comparable (1)



                                                   RevPAR (2)                      Occupancy                          ADR
                                              ---------------------           --------------------             --------------------
                                # of                       Variance                       Variance                         Variance
                               Hotels          2004        to 2003             2004       to 2003               2004       to 2003
                               ------         ------       --------            -----      --------             ------      -------
Portfolio                        92           $49.20          2.4%             63.2%       0.6 pts.            $77.89         1.5%

Franchise
  AmeriSuites                    18           $45.64         -0.9%             61.8%      -2.7 pts.            $73.89         3.3%
  Comfort Inn                     2           $60.70          6.7%             71.4%       6.7 pts.            $85.03        -3.3%
  Courtyard                       2           $78.33         11.1%             74.9%       0.2 pts.           $104.53        10.8%
  Hampton Inn                    45           $41.12          2.0%             58.9%       0.9 pts.            $69.87         0.4%
  Holiday Inn                     4           $31.32          6.6%             51.9%       4.1 pts.            $60.35        -1.7%
  Homewood Suites                 9           $73.59          6.2%             73.0%       1.5 pts.           $100.87         4.0%
  Residence Inn                  12           $63.42          0.0%             73.7%       0.8 pts.            $86.00        -1.1%

Region
  East North Central             14           $41.18         -4.2%             52.0%      -2.2 pts.            $79.18        -0.2%
  East South Central             13           $39.20         -2.1%             59.6%      -0.6 pts.            $65.81        -1.2%
  Middle Atlantic                 6           $57.90          1.9%             67.5%       4.0 pts.            $85.80        -4.1%
  Mountain                       10           $59.15          2.4%             69.2%      -1.5 pts.            $85.46         4.7%
  New England                     5           $46.95         -5.2%             56.9%      -2.4 pts.            $82.55        -1.2%
  Pacific Northwest               2           $64.61          6.7%             64.6%      -3.0 pts.           $100.06        11.7%
  South Atlantic                 25           $52.78          6.2%             69.5%       1.4 pts.            $75.91         4.0%
  West North Central              7           $44.57          7.3%             59.8%       4.1 pts.            $74.50         0.0%
  West South Central             10           $48.96          6.5%             64.4%       3.8 pts.            $76.02         0.2%

Type
  All Suite                      18           $45.64         -0.9%             61.8%      -2.7 pts.            $73.89         3.3%
  Extended Stay                  21           $68.21          3.0%             73.4%       1.1 pts.            $92.96         1.4%
  Full Service                    6           $47.86         11.7%             60.9%       5.4 pts.            $78.58         1.7%
  Limited Service                47           $41.88          2.0%             59.3%       0.8 pts.            $70.67         0.6%





(1) All Comparable is defined as our system-wide gross lodging revenues for hotels that the Company owns at period end.

(2) RevPAR is calculated by taking the Company's average daily rate (ADR) times occupancy.